Company Contacts:
Bob Marbut, Chairman & Co-CEO
Roni Chaimovski, Vice-Chairman & Co-CEO
Don Neville, CFO
Argyle Security, Inc.
Phone: (212) 245-2700 (NY)
Phone: (210) 828-1700 (TX)
Phone: 001-972-545-212-911 (Tel Aviv)
Investor Relations: Amy Glynn, CFA Cameron Associates Phone: (212) 554-5464 amy@cameronassoc.com

Media Relations: Deanne Eagle Cameron Associates Phone: (212) 554-5463 deanne@cameronassoc.com

ARGYLE SECURITY, INC. ANNOUNCES FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR 2007

Fourth Quarter 2007 Adjusted Pro Forma1 Financial Highlights vs. Fourth Quarter 2006

•	Revenues Increased by 63% to $27.0 Million

•	Gross Margins Increased by 783 Basis Points to 26.7%

•	EBITDA Margin Rose to 8.6%, Up from 2.3%

•	EPS (Diluted) of $0.15, Compared to Net Loss per Share of $0.04

Full Year 2007 Adjusted Pro Forma Financial Highlights vs. Full Year 2006

•  Revenues Increased by 51% to $87.2 Million

•  Gross Margins Increased by 374 Basis Points to 24.1%

•  EBITDA Margin Rose to 7.0%, Up from 3.1%

•  EPS (Diluted) of $0.39, Compared to Net Loss per Share of $(0.12)

Business Highlights

•	Completed Three Strategic Acquisitions in January 2008

•	Reorganized Business Units in February 2008 to Better Support Growth Initiatives

San Antonio, TX - March 26, 2008 - Argyle Security, Inc. (OTC BB:ARGL), (“Argyle”) a service and solutions provider in the physical electronic security industry, today announced financial results for the three months and full year ended December 31, 2007.

Adjusted Pro Forma Results

For the three months ended December 31, 2007, Argyle’s adjusted pro forma revenues increased by 63%, to $27.0 million, compared to $16.5 million for the same period last year. Adjusted pro forma gross profit increased by 131% to $7.2 million, or 26.7% of sales, compared to $3.1 million, or 18.9% of sales, in the comparable period of 2006. The improvement in adjusted pro forma gross margin was largely due to a greater percentage of design-build versus hard-bid contracts, the development of software to automate production and increased margins in service revenues.

Adjusted pro forma operating profit for the fourth quarter of 2007 was $1.9 million, compared to an adjusted pro forma operating loss of $15,000 in the fourth quarter of 2006. EBITDA rose to $2.3 million in the fourth quarter of 2007, compared to $375,000 in the prior year period. The EBITDA margin increased to 8.6% from 2.3%. In the fourth quarter of 2007, adjusted pro forma net income was $962,000, or $0.17 per share (basic) and $0.15 per share (diluted), compared to an adjusted pro forma net loss of $246,000, or $(0.04) per share (basic and diluted), in the prior-year period.

For the full year ended December 31, 2007, Argyle’s adjusted pro forma revenues increased by 51% to $87.2 million, compared to $57.8 million in the same period of 2006. Adjusted pro forma gross profit increased by 79% to $21.0 million, or 24.1 % of sales, compared to $11.8 million, or 20.4% of sales, for 2006. The improvement in gross margin was largely due to a greater percentage of design-build versus hard-bid contracts, the development of software to automate production and increased margins in service revenues.

EBITDA more than tripled in 2007, rising to $6.1 million, compared to $1.8 million in 2006. The EBITDA margin increased to 7.0%, up from 3.1%. Adjusted pro forma net income for the year ended December 31, 2007 was $2.7 million, or $0.46 and $0.39 per basic and diluted share, respectively, compared to a net loss of $674,000, or $(0.12) per share basic and diluted share, in the prior-year period.

Argyle consummated its acquisition of ISI Security Group (now Argyle Security USA) on July 31, 2007. Argyle Security USA was Argyle’s first acquisition (prior to which Argyle was a blank check company) and, accordingly, Argyle does not believe that a comparison of the results of operations for the quarter and year ended December 31, 2007, versus Argyle’s December 31, 2006 results of operations for the same periods is useful to stockholders. Hence, Argyle is reporting adjusted pro forma results of operations for the Company as if the acquisition of Argyle Security USA occurred on January 1, 2006. Additionally, Argyle has excluded the amortization of intangible assets and goodwill associated with the merger. (See Disclosure Regarding Non-GAAP Financial Measures below.)

Argyle derived the adjusted pro forma results of operations from (i) the audited consolidated financial statements of ISI for the period from January 1, 2007 to July 31, 2007 (the date of the ISI acquisition) and (ii) our audited consolidated financial statements for the years ended December 31, 2007 and December 31, 2006.

Actual Results

Revenues and gross profit for the fourth quarter of 2007 were $27.0 million and $6.4 million, respectively; Argyle had no revenues or gross profit in the fourth quarter of 2006. Operating income was $696,600 for the three months ended December 31, 2007 compared to an operating loss of $215,200 in the fourth quarter of 2006. Argyle’s net income for the three months ended December 31, 2007 was $234,300 or $(0.04) per share (basic and diluted), compared to net income of $101,400, or $0.02 per share, in the fourth quarter of 2006.

Revenues and gross profit for the full year ended December 31, 2007 were $44.1 million and $10.0 million, respectively. Argyle began to generate revenues and gross margin in August 2007 in connection with the acquisition of ISI Security Group; therefore, Argyle had no revenues or gross profit in 2006. Argyle’s operating income was $221,000 for 2007, compared to an operating loss of $1.0 million for 2006. Net income for 2007 was $219,000, or $0.04 per basic and diluted share, respectively, compared to net income of $173,000, or $0.04 per basic and diluted share, for 2006.

Backlog(2)

Argyle’s backlog as of December 31, 2007 was $106.6 million, compared to $84.6 million as of December 31, 2006. In January 2008, Argyle received notice from a customer disputing certain terms and conditions related to its contract with the Company, and pursuant to subsequent negotiations, the Company and the customer mutually decided to amend the contract. The $106.6 million backlog is the net backlog after taking into account the anticipated reduction of $15.6 million as a result of amending the contract. Under the amended contract, Argyle will continue to sell its products to the customer through a third party, from which Argyle expects to receive approximately $3.4 million of additional revenues in March.

Management Overview

Bob Marbut, Chairman and Co-CEO of Argyle Security, stated, “We’re very proud of the goals that have been achieved since Argyle Security became an operating company. For example, since July 2007, we have reported two full quarters of impressive pro forma financial results, completed three strategic acquisitions and reorganized our business units to better support our strategic growth initiatives. While our search for strategic acquisitions continues, it is important to note that our organic growth remains extremely robust. The 63% increase in adjusted pro forma revenues for the fourth quarter was entirely organic, as the three recently announced acquisitions didn’t close until the first quarter of 2007. Because we now have a strong platform in place from which to further grow our business, we remain very optimistic about our prospects for 2008.”

Sam Youngblood, President of Argyle Security USA, commented, “Our fourth quarter pro forma results not only reflect the continued strength of industry demand, but also solid execution on our part. The improvement in our gross and EBITDA margins is indicative of this execution, as we were able to generate a greater proportion of design-build versus hard-bid revenues, reduce our production and delivery costs through software tool development, code compression and training, and improve the margins of our service revenues.

“Since January 1, 2008, Argyle has begun to implement several new initiatives aimed at maximizing revenues and minimizing costs; this includes leveraging the best technology from each of our businesses across the entire organization. As an example, we discovered that some of the technology used by the acquired companies was superior to the technology that Argyle was using, especially as it pertained to lowering production costs. Conversely, some software development systems that were created by Argyle are much faster and more efficient than those of the acquired companies. The current effort to “swap technology” is proceeding on plan, and we expect to see production cost savings as a result. Similarly, the vertical integration we gained through one of these acquisitions, and the ability to more effectively market our products by packaging sales among our existing and new operating units, should help to drive revenue growth,” he concluded.

Ron Chaimovski, Vice-Chairman and Co-CEO of Argyle Security, added, “Amid slowdowns in many other sectors of the economy, the corrections market continues to flourish. An increase in incarceration rates and prison overcrowding remains a critical concern in the U.S., particularly within some of the states in which we operate. Furthermore, in the commercial and governmental markets, we see increased demand for security in key vertical markets, such as utilities, chemical plants, ports and energy providers, which we expect will drive growth in 2008.”

Argyle Reiterates Guidance for 2008

Including the acquisitions completed in January 2008, Argyle continues to expect full-year 2008 pro forma revenues to be in the range of $128 to $142 million. Argyle expects 2008 pro forma EBITDA margins to be in the range of 9 to 10%.

Conference Call Information

Argyle Security will host a conference call at 10 A.M. ET on Wednesday, March 26 to discuss its financial results for the fourth quarter and full year ended December 31, 2007. Interested parties should call 888-679-8035 (domestic) or 617-213-4848 (international) at least five minutes before the scheduled start time; the passcode is 89344078. Participants may also access this call via the Internet at:

http://www.argylesecurity.com/

For those who are unavailable to listen to the live broadcast, a replay will be available through April 9, 2008 and can be accessed by dialing 888-286-8010 (domestic), and 617-801-6888 (international). The passcode is 80350095.

Disclosure Regarding Non-GAAP Financial Measures

EBITDA (earnings before interest, taxes, depreciation and amortization) is used by management as a performance measure for benchmarking against the Company’s peers and competitors. The Company believes EBITDA is useful to investors, because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the security industry. EBITDA is not a recognized term under GAAP. Argyle and ISI compute EBITDA using the same consistent method from quarter to quarter. Following the attached financial statements is a reconciliation of EBITDA to net loss.

As discussed in “Adjusted Pro Forma Results”, Argyle excludes amortization expense from such results, since the amortization expense is a direct result of the acquisition of ISI and may not be indicative of future expenditures or business combinations..

The presentation of EBITDA and Adjusted Pro Forma Results is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

(1)
The adjusted pro forma results of operations are not necessarily indicative of the results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of Argyle or ISI. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. A reconciliation to GAAP financials is provided in this release.

(2)
After adjusting for intercompany eliminations, the adjusted backlog was $86.9 million as of December 31, 2007, $66.3 million as of December 31, 2006. The adjusted backlog for December 31, 2007 reflects a reduction of $13.0 million related to the amended customer contract.

About Argyle Security, Inc.

Formed in 2005 and headquartered in San Antonio, TX, Argyle Security’s goal is to become a leading global provider of services and solutions in the physical electronic security industry through an integrated buildup strategy. Argyle’s channel focus is Video Surveillance, Access Control, Perimeter Protection, Intrusion Protection, Fire Detection and Threat Analysis, serving selected commercial, governmental and residential markets.

In July 2007, Argyle acquired ISI Security Group. In February 2008, Argyle formed Argyle Security USA, which encompasses the former ISI Security Group’s operations in both the corrections and commercial sectors, plus the PDI, Com-Tec and FireQuest acquisitions. Argyle Security, Inc. currently has two reporting segments: Argyle Corrections and MCS-Commercial.

Argyle Corrections is the controlling entity for ISI-Detention, PDI, Com-Tec and MCS-Detention. Argyle Corrections Group is one of the nation’s largest providers of detention equipment products and service solutions, as well as turnkey, electronic security systems. These systems include unique engineering competencies and proprietary software products. MCS-Commercial operates as its own entity, under Argyle Security USA, and provides turnkey, electronic security systems to the commercial market.

Please visit http://www.argylesecurity.com/ or http://www.argylesecurityusa.com/ for additional information on Argyle Security and ISI.

Argyle Security, Inc
Adjusted Pro Forma Consolidated Statements of Operations
(unaudited)

	Quarter Ended December 31,
	2007	2006
Revenues:
Contract revenues	$24,160	$14,508
Service and other revenues	2,800	2,010
Total revenues	26,961	16,518
Cost of revenues:
Contract costs	17,849	12,112
Service and other costs, excluding amortization of intangibles	1,905	1,284
Total cost of revenues	19,754	13,396
Gross profit	7,207	3,122
Total operating expenses	5,338	3,137
Operating income (loss)	1,869	(15)
Other income (expense):
Other income / (expense)	-	212
Interest income	59	56
Interest expense	(413)	(486)
Total other income (expense)	(355)	(218)
Income (loss) before provision for income taxes	1,514	(233)
Provision (benefit) for income taxes	552	13
Net income (loss)	$962	$(246)

EBITDA Calculation:
Interest, net	$355	$431
Depreciation	446	177
Taxes, net	552	13
EBITDA	$2,315	$375

Weighted-average number of shares outstanding:
Basic and diluted	5,749,342	5,749,342
Diluted	6,626,600	5,749,342
Net income / (loss) per share:
Basic	$0.17	$(0.04)
Diluted	$0.15	$(0.04)

Argyle Security, Inc
Reconciliation of GAAP Net Income to Adjusted Net Income

	Quarter Ended December 31,
	2007	2006
GAAP net income (loss)	$235	$102
Pro forma adjustments - addbacks (reductions)
Argyle salary expense (increase) for management team in 2007 and 2006	-	(222)
Non-cash compensation expense (increase) for 2007 and 2006	-	(142)
SARS adjustment expense reduction for 2007	-	-
Depreciation expense (increase) on revalued assets in 2007 and 2006	-	(34)
Amortization of intangible expense (increase) in cost of goods sold for 2007 and 2006	-	(840)
Amortization of intangible expense (increase) in operating expenses for 2007 and 2006	-	(246)
Interest income (reduction) for 2007 and 2006	-	582
Interest expense reduction for 2007 and 2006	-	(331)
GAAP net income (loss) for ISI (predecessor)	-	(324)
Benefit for income taxes on pro forma adjustments for 2007 and 2006	-	24
Pro forma net income (loss)	$235	$(1,431)
Amortization of intangible expense in cost of goods sold for 2007 and 2006	840	840
Amortization of intangible expense in operating expenses for 2007 and 2006	333	333
Increase / (benefit) for income taxes on pro forma adjustments for 2007 and 2006	(446)	12
Adjusted pro forma net income (loss)	$962	$(246)
Interest, net	355	431
Depreciation expense	446	177
Taxes, net	552	13
Pro forma EBITDA	$2,315	$375

Argyle Security, Inc
Adjusted Pro Forma Consolidated Statements of Operations
(unaudited)

	Year Ended December 31,
	2007	2006
Revenues:
Contract revenues	$76,076	$50,823
Service and other revenues	11,110	6,929
Total revenues	87,186	57,752
Cost of revenues:
Contract costs	58,061	41,130
Service and other costs, excluding amortization of intangibles	8,074	4,839
Total cost of revenues	66,135	45,969
Gross profit	21,051	11,783
Total operating expenses	16,248	11,129
Operating income (loss)	4,803	654
Other income (expense):
Interest income	246	459
Interest expense	(1,703)	(1,501)
Total other income (expense)	(1,457)	(1,042)
Income (loss) before provision for income taxes	3,346	(388)
Provision (benefit) for income taxes	690	286
Net income (loss)	$2,656	$(674)

EBITDA Calculation:
Interest, net	$1,457	$1,042
Depreciation	1,291	1,132
Amortization	-	-
Taxes, net	690	286
EBITDA	$6,094	$1,786

Weighted-average number of shares outstanding:
Basic and diluted	5,749,342	5,495,005
Diluted	6,775,445	5,495,005
Net income / (loss) per share:
Basic	$0.46	$(0.12)
Diluted	$0.39	$(0.12)

Argyle Security, Inc
Reconciliation of GAAP Net Income to Adjusted Net Income

	Year Ended December 31,
	2007	2006
GAAP net income (loss)	$219	$173
Pro forma adjustments - addbacks (reductions)
Argyle salary expense (increase) for management team in 2007 and 2006	(350)	(888)
Non-cash compensation expense (increase) for 2007 and 2006	(330)	(566)
SARS adjustment expense reduction for 2007	1,364	-
Depreciation expense (increase) on revalued assets in 2007 and 2006	(81)	(139)
Amortization of intangible expense (increase) in cost of goods sold for 2007 and 2006	(1,960)	(3,361)
Amortization of intangible expense (increase) in operating expenses for 2007 and 2006	(574)	(983)
Interest income (reduction) for 2007 and 2006	(763)	(1,104)
Interest expense reduction for 2007 and 2006	2,143	2,393
GAAP net income (loss) for ISI (predecessor)	(131)	(688)
Benefit for income taxes on pro forma adjustments for 2007 and 2006	209	1,580
Pro forma net income (loss)	$(254)	$(3,584)
Amortization of intangible expense in cost of goods sold for 2007 and 2006	3,361	3,361
Amortization of intangible expense in operating expenses for 2007 and 2006	1,332	1,332
Increase / (benefit) for income taxes on pro forma adjustments for 2007 and 2006	(1,783)	(1,783)
Adjusted pro forma net income (loss)	$2,656	$(674)
Interest, net	1,457	1,042
Depreciation expense	1,291	1,132
Taxes, net	690	286
Pro forma EBITDA	$6,094	$1,786